Exhibit 10.1

SL GREEN REALTY CORP.
THIRD AMENDED AND RESTATED 2005 STOCK OPTION AND INCENTIVE PLAN

i

	7.3	Vesting	15

	7.4	Settlement of Phantom Shares	15

	7.5	Other Phantom Share Provisions	16

	7.6	Claims Procedures	17

8.	PROVISIONS APPLICABLE TO DIVIDEND EQUIVALENT RIGHTS		18

	8.1	Grant of Dividend Equivalent Rights	18

	8.2	Certain Terms	18

	8.3	Other Types of Dividend Equivalent Rights	19

	8.4	Deferral	19

9.	OTHER EQUITY-BASED AWARDS		19

10.	PERFORMANCE GOALS		20

11.	TAX WITHHOLDING		20

	11.1	In General	20

	11.2	Share Withholding	21

	11.3	Withholding Required	22

12.	REGULATIONS AND APPROVALS		22

13.	INTERPRETATION AND AMENDMENTS; OTHER RULES		23

14.	CHANGES IN CAPITAL STRUCTURE		24

15.	MISCELLANEOUS		26

	15.1	No Rights to Employment or Other Service	26

	15.2	Right of First Refusal; Right of Repurchase	26

	15.3	No Fiduciary Relationship	26

	15.4	No Fund Created	27

	15.5	Notices	27

	15.6	Exculpation and Indemnification	27

ii

15.7	Captions	27

15.8	Governing Law	27

iii

SL GREEN REALTY CORP.

THIRD AMENDED AND RESTATED
2005 STOCK OPTION AND INCENTIVE PLAN

SL Green Realty Corp., a Maryland corporation, wishes to attract and retain qualified key employees, Directors, officers, advisors, consultants and other personnel and encourage them to increase their efforts to make the Company’s business more successful whether directly or through its Subsidiaries or other affiliates. In furtherance thereof, the SL Green Realty Corp. Third Amended and Restated 2005 Stock Option and Incentive Plan, as amended as of June 13, 2013, is designed to provide equity-based incentives to certain Eligible Persons. Awards under the Plan may be made to Eligible Persons in the form of Options, Restricted Stock, Phantom Shares, Dividend Equivalent Rights or other forms of equity-based compensation.

1.                                      DEFINITIONS

Whenever used herein, the following terms shall have the meanings set forth below:

“Award,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Phantom Shares, Dividend Equivalent Rights and other equity-based Awards as contemplated herein.

“Award Agreement” means a written agreement in a form approved by the Committee to be entered into between the Company and the Participant as provided in Section 3. An Award Agreement may be, without limitation, an employment or other similar agreement containing provisions governing grants hereunder, if approved by the Committee for use under the Plan.

“Board” means the Board of Directors of the Company.

“Cause” means, unless otherwise provided in the Participant’s Award Agreement, (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its Subsidiaries or its affiliates; (iii) the commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company or its Subsidiaries, or any affiliate thereof; (iv) fraud, misappropriation or embezzlement; (v) any illegal act detrimental to the Company its Subsidiaries or any affiliate thereof; (vi) repeated failure to devote substantially all of the Participant’s business time and efforts to the Company or its Subsidiaries, or any affiliate thereof, if required by the Participant’s employment agreement; or (vii) the Participant’s failure adequately and competently to perform his duties after receiving notice from the Company or its Subsidiaries, or any affiliate thereof specifically identifying the manner in which the Participant has failed to perform; provided, however, that, if at any particular time the Participant is subject to an effective employment agreement or consulting agreement with the Company, then, in lieu of the foregoing definition, “Cause” shall at that time have such meaning as may be specified in such employment agreement.

“Change in Control” means:

(i)                                     any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) or (B) the then outstanding shares of all classes of stock of the Company (in either such case other than as a result of the acquisition of securities directly from the Company);

(ii)                                  the members of the Board at the beginning of any consecutive 24-calendar-month period commencing on or after the initial effective date of the Plan (the “Incumbent Directors”) cease for any reason other than death including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the members of the Board; provided that any person becoming a director of the Company whose election or nomination was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes hereof, be considered an Incumbent Director;

(iii)                               the consummation of (A) any consolidation or merger of the Company or any subsidiary that would result in the Voting Securities outstanding immediately prior to such merger or consolidation representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the total voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation or ceasing to have the power to elect at least a majority of the board of directors or other governing body of such surviving entity or (2) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, if the stockholders of the Company and unitholders of SL Green Operating Partnership, L.P. taken as a whole and considered as one class immediately before such transaction own, immediately after consummation of such transaction, equity securities and partnership units possessing less than 50% of the surviving or acquiring company and partnership taken as a whole; or

(iv)                              the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing clause (i), an event described in clause (i) shall not be a Change in Control if such event occurs solely as the result of an acquisition of securities by the

Company which, by reducing the number of shares of stock or other Voting Securities outstanding, increases (x) the proportionate number of shares of stock of the Company beneficially owned by any “person” (as defined above) to 25% or more of the shares of stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any “person” (as defined above) to 25% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any “person” referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional stock of the Company or other Voting Securities (other than pursuant to a share split, stock dividend, or similar transaction), then a Change in Control shall be deemed to have occurred for purposes of the foregoing clause (i).

Notwithstanding the foregoing, no event or condition shall constitute a Change in Control to the extent that, if it were, a 20% tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (e.g., if applicable, in regard of vesting without an acceleration of distribution) without causing the imposition of such 20% tax.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Common Stock” means the shares of common stock of the Company as constituted on the effective date of the Plan, and any other shares into which such common stock shall thereafter be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like.

“Company” means SL Green Realty Corp., a Maryland corporation.

“Director” means a non-employee director of the Company or its Subsidiaries.

“Disability” means, unless otherwise provided by the Committee in the Participant’s Award Agreement, a disability which renders the Participant incapable of performing all of his or her material duties for a period of at least 150 consecutive or non-consecutive days during any consecutive twelve-month period. Notwithstanding the foregoing, no circumstances or condition shall constitute a Disability to the extent that, if it were, a 20% tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Disability to the maximum extent possible (e.g., if applicable, in regard of vesting without an acceleration of distribution) without causing the imposition of such 20% tax.

“Dividend Equivalent Right” means a right awarded under Section 8 of the Plan to receive (or have credited) the equivalent value of dividends paid on Common Stock.

“Eligible Person” means a key employee, Director, officer, advisor, consultant or other personnel of the Company and its Subsidiaries or other person expected to provide significant services (of a type expressly approved by the Committee as covered services for these purposes) to the Company or its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” per Share as of a particular date means (i) if Shares are then listed on a national stock exchange, the closing sales price per Share on the exchange for the last preceding date on which there was a sale of Shares on such exchange, as determined by the Committee, (ii) if Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market, as determined by the Committee, or (iii) if Shares are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where the Shares are so listed or traded, the Committee may make such discretionary determinations where the Shares have not been traded for 10 trading days.

“Full-Value Award” means an Award other than an Option, Stock Appreciation Right or other Award that does not deliver the full value at grant thereof of the underlying shares.

“Fungible Pool Unit” shall be the measuring unit used for purposes of the Plan, as specified in Section 4, to determine the number of Shares which may be subject to Awards hereunder, which shall consist of Shares in the proportions (a) with respect to Awards granted prior to June 15, 2010 (ranging from 0.7 to 3.0), (b) with respect to Awards granted on or after June 15, 2010 but before June 13, 2013 (ranging from 0.79 to 1.65) and (c) with respect to Awards granted on or after June 13, 2013 (ranging from 0.77 to 2.76), as set forth in Section 4(a).

“Grantee” means an Eligible Person granted Restricted Stock, Phantom Shares, Dividend Equivalent Rights or such other equity-based Awards as may be granted pursuant to Section 9.

“Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422(b) of the Code.

“Non-Qualified Stock Option” means an Option which is not an Incentive Stock Option.

“Option” means the right to purchase, at a price and for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of Shares determined by the Committee.

“Optionee” means an Eligible Person to whom an Option is granted, or the Successors of the Optionee, as the context so requires.

“Option Price” means the price per Share, determined by the Board or the Committee, at which an Option may be exercised.

“Participant” means a Grantee or Optionee.

“Performance Criteria” means the following business criteria (or any combination thereof) with respect to one or more of the Company, any Subsidiary or any division or operating unit thereof: (i) pre-tax income, (ii) after-tax income, (iii) net income (meaning net income as reflected in the Company’s financial reports for the applicable period, on an aggregate, diluted and/or per share basis), (iv) operating income, (iv) cash flow, (v) earnings per share, (vi) return on equity, (vii) return on invested capital or assets, (viii) cash and/or funds available for distribution, (ix) appreciation in the fair market value of the Common Stock, (x) return on investment, (xi) total return to shareholders, (xii) net earnings growth, (xiii) stock appreciation (meaning an increase in the price or value of the Common Stock after the date of grant of an award and during the applicable period), (xiv) related return ratios, (xv) increase in revenues, (xvi) net earnings, (xvii) changes (or the absence of changes) in the per share or aggregate market price of the Company’s Common Stock, (xviii) number of securities sold, (xix) earnings before any one or more of the following items: interest, taxes, depreciation or amortization for the applicable period, as reflected in the Company’s financial reports for the applicable period, (xx) total revenue growth (meaning the increase in total revenues after the date of grant of an award and during the applicable period, as reflected in the Company’s financial reports for the applicable period), (xxi) the Company’s published ranking against its peer group of real estate investment trusts based on total shareholder return, and (xxii) FFO.

“Performance Goals” means (i) 7% FFO growth, (ii) 10% total return to shareholders and (iii) Total return to shareholders in the top one-third of the “peer group”. For purposes of this definition, “peer group” shall be Alexandria Real Estate Equities, Inc., American Financial Realty Trust, Boston Properties, Inc., Brandywine Realty Trust, Corporate Office Properties Trust, Crescent Real Estate Equities Company, Douglas Emmett, Duke Realty Corporation, Highwoods Properties, Inc., HRPT Properties, Kilroy Realty Corporation, Liberty Property Trust, Mack-Cali Realty Corporation, Maguire Properties, Parkway Properties, SL Green Realty Corp., and Washington REIT. Such “peer group” may not change with respect to any particular Award.

“Phantom Share” means a right, pursuant to the Plan, of the Grantee to payment of the Phantom Share Value.

“Phantom Share Value,” per Phantom Share, means the Fair Market Value of a Share of Class A Common Stock, or, if so provided by the Committee, such Fair Market Value to the extent in excess of a base value established by the Committee at the time of grant.

“Plan” means the Company’s Third Amended and Restated 2005 Stock Option and Incentive Plan, as amended and restated on June 13, 2013, as set forth herein and as the same may from time to time be amended.

“Restricted Stock” means an award of Shares that are subject to restrictions hereunder.

“Retirement” means, unless otherwise provided by the Committee in the Participant’s Award Agreement, the Termination of Service (other than for Cause) of a Participant on or after the Participant’s attainment of age 65 or on or after the Participant’s attainment of age 55 with five consecutive years of service with the Company and or its Subsidiaries or its affiliates.

“Securities Act” means the Securities Act of 1933, as amended.

“Settlement Date” means the date determined under Section 7.4(c).

“Shares” means shares of Common Stock of the Company.

“Stock Appreciation Right” means the right to settle an Option as provided for in Section 5.7.

“Subsidiary” means any corporation (other than the Company) that is a “subsidiary corporation” with respect to the Company under Section 424(f) of the Code. In the event the Company becomes a subsidiary of another company, the provisions hereof applicable to subsidiaries shall, unless otherwise determined by the Committee, also be applicable to any company that is a “parent corporation” with respect to the Company under Section 424(e) of the Code.

“Successor of the Optionee” means the legal representative of the estate of a deceased Optionee or the person or persons who shall acquire the right to exercise an Option by bequest or inheritance or by reason of the death of the Optionee.

“Termination of Service” means a Participant’s termination of employment or other service, as applicable, with the Company and its Subsidiaries.

2.                                      EFFECTIVE DATE AND TERMINATION OF PLAN

The effective date of the Plan is June 13, 2013. The amendments reflected in this Third Amended and Restated 2005 Stock Option and Incentive Plan shall not become effective unless and until it is approved by the requisite percentage of the holders of the Common Stock of the Company. The Plan shall terminate on, and no Award shall be granted hereunder on or after, the 10-year anniversary of the approval of this Third Amended and Restated 2005 Stock Option and Incentive Plan by the shareholders of the Company; provided, that no Incentive Stock Options shall be granted hereunder on or after the 10-year anniversary of the approval of this Third Amended and Restated 2005 Stock Option and Incentive Plan by the Board; provided further that the Board may at any time prior to that date terminate the Plan; and provided, further, that all Awards made under the Plan prior to a Plan termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreement.

3.                                      ADMINISTRATION OF PLAN

(a)           The Plan shall be administered by the Committee appointed by the Board. Unless otherwise determined by the Board, the Committee, upon and after such time as it is covered in Section 16 of the Exchange Act, shall consist of at least two individuals each of whom shall be a “nonemployee director” as defined in Rule 16b-3 as promulgated by the Securities and Exchange Commission (“Rule 16b-3”) under the Exchange Act and shall, at such times as the Company is subject to Section 162(m) of the Code (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to Awards), qualify as “outside directors” for purposes of Section 162(m) of the Code; provided that no action taken by the Committee (including without limitation grants) shall be invalidated because any or all of the members of the Committee fails to satisfy the foregoing requirements of this sentence. If and to the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member. Notwithstanding the other foregoing provisions of this Section 3(a), any Award under the Plan to a person who is a member of the Committee shall be made and administered by the Board. If no

Committee is designated by the Board to act for these purposes, the Board shall have the rights and responsibilities of the Committee hereunder and under the Award Agreements.

(b)                                 Subject to the provisions of the Plan, the Committee shall in its discretion (i) authorize the granting of Awards to Eligible Persons; and (ii) determine the eligibility of Eligible Persons to receive an Award, as well as determine the number of Shares to be covered under any Award Agreement, considering the position and responsibilities of the Eligible Persons, the nature and value to the Company of the Eligible Person’s present and potential contribution to the success of the Company whether directly or through its Subsidiaries and such other factors as the Committee may deem relevant.

(c)                                  The Award Agreement shall contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Committee. In the event that any Award Agreement or other agreement hereunder provides (without regard to this sentence) for the obligation of the Company or any affiliate thereof to purchase or repurchase Shares from a Participant or any other person, then, notwithstanding the provisions of the Award Agreement or such other agreement, such obligation shall not apply to the extent that the purchase or repurchase would not be permitted under governing state law. The Participant shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of the Plan and the Award Agreement.

(d)                                 The Committee may provide, in its discretion, that (i) all stock issued hereunder be initially maintained in separate brokerage account for the Participant at a brokerage firm selected by, and pursuant to an arrangement with, the Company; and (ii) in the case of vested Shares, the Participant may move such Shares to another brokerage account of the Participant’s choosing or request that a stock certificate be issued and delivered to him or her.

(e)                                  The Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee’s authority and duties with respect to awards, including, without limitation, the granting of awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Act and who are not and are not expected to be “covered employees” within the meaning of Section 162(m) of the Code. Any such delegation by the Committee may, in the sole discretion of the Committee, include a limitation as to the amount of awards that may be awarded during the period of the delegation and may contain guidelines as to the determination of the option exercise price, or price of other awards and the vesting criteria. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate that were consistent with the terms of the Plan.

4.                                      SHARES AND UNITS SUBJECT TO THE PLAN

(a)                                 Subject to adjustments as provided in Section 14, the total number of Shares subject to Awards granted under the Plan, in the aggregate, may not exceed 17,130,000 (the “Fungible Pool Limit”). Each Share issued or to be issued in connection with Full-Value Awards that vest or are granted based on the achievement of the Performance Goals granted prior to June

15, 2010 shall be counted against the Fungible Pool Limit as 2.0 Fungible Pool Units. Each Share issued or to be issued in connection with any other Full-Value Awards granted prior to June 15, 2010 shall be counted against the Fungible Pool Limit as 3.0 Fungible Pool Units. Each Share issued or to be issued in connection with any Full-Value Awards granted on or after June 15, 2010 but before June 13, 2013 shall be counted against the Fungible Pool Limit as 1.65 Fungible Pool Units. Each Share issued or to be issued in connection with any Full-Value Awards granted on or after June 13, 2013 shall be counted against the Fungible Pool Limit as 2.76 Fungible Pool Units. Options, Stock Appreciation Rights and other Awards that do not deliver the full value at grant thereof of the underlying Shares and that expire 10 years from the date of grant shall be counted against the Fungible Pool Limit as 1 Fungible Pool Unit. Options, Stock Appreciation Rights and other Awards that do not deliver the full value at grant thereof of the underlying Shares and that expire five years from the date of grant (i) granted prior to June 15, 2010 shall be counted against the Fungible Pool Limit as 0.7 of a Fungible Pool Unit, (ii) granted on or after June 15, 2010 but before June 13, 2013 shall be counted against the Fungible Pool Limit as 0.79 of a Fungible Pool Unit and (iii) granted on or after June 13, 2013 shall be counted against the Fungible Pool Limit as 0.77 of a Fungible Pool Unit. (For these purposes, the number of Shares taken into account with respect to a Stock Appreciation Right shall be the number of Shares underlying the Stock Appreciation Rights at grant (i.e., not the final number of Shares delivered upon exercise of the Stock Appreciation Rights).) Shares that have been granted as Restricted Stock or that have been reserved for distribution in payment for Options, Phantom Shares or other equity-based Awards but are later forfeited or for any other reason are not payable under the Plan may again be made the subject of Awards under the Plan. Such Shares shall be added back to the Plan using the same ratio as in effect when such Awards were granted, except that the ratios for Awards forfeited after June 13, 2013 shall not be less than the ratios in effect for such Awards as of the date of forfeiture. The following Shares shall not be added to the Shares authorized for grant under the Plan: (i) Shares tendered or held back upon exercise of an Option or settlement or vesting of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof.

(b)                                 Shares subject to Dividend Equivalent Rights, other than Dividend Equivalent Rights based directly on the dividends payable with respect to Shares subject to Options or the dividends payable on a number of Shares corresponding to the number of Phantom Shares awarded, shall be subject to the limitation of Section 4(a). If any Phantom Shares, Dividend Equivalent Rights or other equity-based Awards under Section 9 are paid out in cash, then, notwithstanding the first sentence of Section 4(a) above (but subject to the second sentence thereof) the underlying Shares may again be made the subject of Awards under the Plan.

(c)                                  The certificates for Shares issued hereunder may include any legend which the Committee deems appropriate to reflect any rights of first refusal or other restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate.

(d)                                 No award may be granted under the Plan to any person who, assuming exercise of all options and payment of all awards held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of Common Stock. Subject to adjustments as provided in Section 14, no Eligible Person shall be granted Awards in any one year covering more than 700,000 Shares (with each Share subject to an Award being counted as one Share, notwithstanding the type of Award or the fact that it may count as more or less than one Fungible Pool Unit for purposes of Section 4(a)), it being expressly contemplated that Awards in exclusively one category (e.g., Options) can (but need not) be used in the discretion of the Committee to reach the limitation set forth in this sentence; provided that this limit shall only apply to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

5.                                      PROVISIONS APPLICABLE TO STOCK OPTIONS

5.1                               Grant of Option.

Subject to the other terms of the Plan, the Committee (or, as expressly permitted by Section 3, the Chief Executive Officer) shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) determine and designate from time to time those Eligible Persons to whom Options are to be granted and the number of Shares to be optioned to each Eligible Person; (ii) determine whether to grant Incentive Stock Options or to grant Non-Qualified Stock Options, or both (to the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option); provided that Incentive Stock Options may only be granted to employees; (iii) determine the time or times when and the manner and condition in which each Option shall be exercisable and the duration of the exercise period; (iv) designate each Option as one intended to be an Incentive Stock Option or as a Non-Qualified Stock Option; and (v) determine or impose other conditions to the grant or exercise of Options under the Plan as it may deem appropriate.

5.2                               Option Price.

The Option Price shall be determined by the Committee on the date the Option is granted and reflected in the Award Agreement, as the same may be amended from time to time. The Option Price shall not be less than 100% of the Fair Market Value of a Share on the day the Option is granted. Any particular Award Agreement may provide for different exercise prices for specified amounts of Shares subject to the Option.

5.3                               Period of Option and Vesting.

(a)                                 Unless earlier expired, forfeited or otherwise terminated, each Option shall expire in its entirety upon the 10th anniversary of the date of grant or shall have such other term (which may be shorter, but not longer) as is set forth in the applicable Award Agreement (except that, in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners) who is granted an Incentive Stock Option, the term of such Option shall be no more than five years from the date of grant). The Option shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder or under the Award Agreement.

(b)                                 Each Option, to the extent that the Optionee has not had a Termination of Service and the Option has not otherwise lapsed, expired, terminated or been forfeited, shall first become exercisable according to the terms and conditions set forth in the Award Agreement, as determined by the Committee at the time of grant. Unless otherwise provided in the Award Agreement, no Option (or portion thereof) shall ever be exercisable if the Optionee has a

Termination of Service before the time at which such Option (or portion thereof) would otherwise have become exercisable, and any Option that would otherwise become exercisable after such Termination of Service shall not become exercisable and shall be forfeited upon such termination. Notwithstanding the foregoing provisions of this Section 5.3(b), Options exercisable pursuant to the schedule set forth by the Committee at the time of grant may be fully or more rapidly exercisable or otherwise vested at any time in the discretion of the Committee. Upon and after the death of an Optionee, such Optionee’s Options, if and to the extent otherwise exercisable hereunder or under the applicable Award Agreement after the Optionee’s death, may be exercised by the Successors of the Optionee.

5.4                               Exercisability Upon and After Termination of Optionee.

(a)                                 Subject to provisions of the Award Agreement, in the event the Optionee has a Termination of Service other than by the Company or its Subsidiaries for Cause, or other than by reason of death or Disability, no exercise of an Option may occur after the expiration of the three-month period to follow the termination, or if earlier, the expiration of the term of the Option as provided under Section 5.3(a); provided that, if the Optionee should die after the Termination of Service, such termination being for a reason other than Cause or Disability, but while the Option is still in effect, the Option (if and to the extent otherwise exercisable by the Optionee at the time of death) may be exercised until the earlier of (i) one year from the date of the Termination of Service of the Optionee, or (ii) the date on which the term of the Option expires in accordance with Section 5.3(a).

(b)                                 Subject to provisions of the Award Agreement, in the event the Optionee has a Termination of Service on account of death or Disability, the Option (whether or not otherwise exercisable) may be exercised until the earlier of (i) one year from the date of the Termination of Service of the Optionee, or (ii) the date on which the term of the Option expires in accordance with Section 5.3.

(c)                                  Notwithstanding any other provision hereof, unless otherwise provided in the Award Agreement, if the Optionee has a Termination of Service by the Company for Cause, the Optionee’s Options, to the extent then unexercised, shall thereupon cease to be exercisable and shall be forfeited forthwith.

5.5                               Exercise of Options.

(a)                                 Subject to vesting, restrictions on exercisability and other restrictions provided for hereunder or otherwise imposed in accordance herewith, an Option may be exercised, and payment in full of the aggregate Option Price made, by an Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased.

(b)                                 Without limiting the scope of the Committee’s discretion hereunder, the Committee may impose such other restrictions on the exercise of Incentive Stock Options (whether or not in the nature of the foregoing restrictions) as it may deem necessary or appropriate.

5.6                               Payment.

(a)                                 The aggregate Option Price shall be paid in full upon the exercise of the Option. Payment must be made by one of the following methods:

(i)                                     a certified or bank cashier’s check or wire transfer;

(ii)                                  subject to Section 12(e), the proceeds of a Company loan program or third-party sale program or a notice acceptable to the Committee given as consideration under such a program, in each case if permitted by the Committee in its discretion, if such a program has been established and the Optionee is eligible to participate therein;

(iii)                               if approved by the Committee in its discretion, Shares of previously owned Common Stock, which have been previously owned for more than six months, having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price; or

(iv)                              by any combination of such methods of payment or any other method acceptable to the Committee in its discretion.

(b)                                 Except in the case of Options exercised by certified or bank cashier’s check, the Committee may impose limitations and prohibitions on the exercise of Options as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid accounting consequences which may result from the use of Common Stock as payment upon exercise of an Option.

(c)                                  The Committee may provide that no Option may be exercised with respect to any fractional Share. Any fractional Shares resulting from an Optionee’s exercise that is accepted by the Company shall in the discretion of the Committee be paid in cash.

5.7                               Stock Appreciation Rights.

The Committee, in its discretion, may also permit (taking into account, without limitation, the application of Section 409A of the Code, as the Committee may deem appropriate) the Optionee to elect to exercise an Option by receiving a combination of Shares and cash, or, in the discretion of the Committee, either Shares or solely in cash, with an aggregate Fair Market Value (or, to the extent of payment in cash, in an amount) equal to the excess of the Fair Market Value of the Shares with respect to which the Option is being exercised over the aggregate Option Price, as determined as of the day the Option is exercised.

5.8                               Exercise by Successors.

An Option may be exercised, and payment in full of the aggregate Option Price made, by the Successors of the Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased. Such notice shall state that the aggregate Option Price will be paid in full, or that the Option will be exercised as otherwise provided hereunder, in the discretion of the Company or the Committee, if and as applicable.

5.9                               Nontransferability of Option.

Each Option granted under the Plan shall be nontransferable by the Optionee except by will or the laws of descent and distribution of the state wherein the Optionee is domiciled at the time of his death; provided, however, that the Committee may (but need not) permit other transfers, where the Committee concludes that such transferability (i) does not result in accelerated U.S. federal income taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Section 422(b) of the Code, and (iii) is otherwise appropriate and desirable; and provided, further, that in no event may an Option be transferred by the Optionee for consideration without shareholder approval.

5.10                        Deferral.

Except as provided in the Award Agreement, the Committee (taking into account, without limitation, the possible application of Section 409A of the Code, as the Committee may deem appropriate) may establish a program under which Participants will have Phantom Shares subject to Section 7 credited upon their exercise of Options, rather than receiving Shares at that time.

5.11                        Certain Incentive Stock Option Provisions.

(a)                                 The aggregate Fair Market Value, determined as of the date an Option is granted, of the Common Stock for which any Optionee may be awarded Incentive Stock Options which are first exercisable by the Optionee during any calendar year under the Plan (or any other stock option plan required to be taken into account under Section 422(d) of the Code) shall not exceed $100,000.

(b)                                 If Shares acquired upon exercise of an Incentive Stock Option are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by an Optionee prior to the expiration of either two years from the date of grant of such Option or one year from the transfer of Shares to the Optionee pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Optionee shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any affiliate thereof) thereupon has a tax-withholding obligation, shall pay to the Company (or such affiliate) an amount equal to any withholding tax the Company (or affiliate) is required to pay as a result of the disqualifying disposition.

(c)                                  The Option Price with respect to each Incentive Stock Option shall not be less than 100%, or 110% in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners), of the Fair Market Value of a Share on the day the Option is granted. In the case of an individual described in Section 422(b)(6) of the Code who is granted an Incentive Stock Option, the term of such Option shall be no more than five years from the date of grant.

6.                                      PROVISIONS APPLICABLE TO RESTRICTED STOCK

6.1                               Grant of Restricted Stock.

(a)                                 In connection with the grant of Restricted Stock, whether or not performance goals (as provided for under Section 10) apply thereto, the Committee shall establish one or more vesting periods with respect to the shares of Restricted Stock granted, the length of which shall be determined in the discretion of the Committee. Subject to the provisions of this Section 6, the applicable Award Agreement and the other provisions of the Plan, restrictions on Restricted Stock shall lapse if the Grantee satisfies all applicable employment or other service requirements through the end of the applicable vesting period. Nothing in this Section 6 shall limit the Committee’s authority, and the Committee is expressly authorized, to grant Shares which are fully vested upon grant (and for which there is no period of forfeiture), and which are subject to the rules of this Section 6.

(b)                                 Subject to the other terms of the Plan, the Committee may, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Restricted Stock to Eligible Persons; (ii) provide a specified purchase price for the Restricted Stock (whether or not the payment of a purchase price is required by any state law applicable to the Company); (iii) determine the restrictions applicable to Restricted Stock and (iv) determine or impose other conditions, including any applicable performance goals, to the grant of Restricted Stock under the Plan as it may deem appropriate.

6.2                               Certificates.

(a)                                 Unless otherwise provided by the Committee, each Grantee of Restricted Stock shall be issued a stock certificate in respect of Shares of Restricted Stock awarded under the Plan. Each such certificate shall be registered in the name of the Grantee. Without limiting the generality of Section 4(c), the certificates for Shares of Restricted Stock issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate, and, without limiting the generality of the foregoing, shall bear a legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the SL Green Realty Corp. Third Amended and Restated 2005 Stock Option and Incentive Plan and an Award Agreement entered into between the registered owner and SL Green Realty Corp. Copies of such Plan and Award Agreement are on file in the offices of SL Green Realty Corp., at 420 Lexington Avenue, New York, New York 10170.

(b)                                 The Committee may require that any stock certificates evidencing such Shares be held in custody by the Company until the restrictions hereunder shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Grantee shall have delivered to the Company a stock power, endorsed in blank, relating to the stock covered by such Award. If and when such restrictions so lapse, the stock certificates shall be delivered by the Company to the Grantee or his or her designee as provided in Section 6.3 (and the stock power shall be so delivered or shall be discarded).

6.3                               Restrictions and Conditions.

Unless otherwise provided by the Committee, the Shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(i)                                     Subject to the provisions of the Plan and the Award Agreements, during a period commencing with the date of such Award and ending on the date the period of forfeiture with respect to such Shares lapses, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, anticipate, alienate, encumber or assign Shares of Restricted Stock awarded under the Plan (or have such Shares attached or garnished). Subject to the provisions of the Award Agreements and clause (iii) below, the period of forfeiture with respect to Shares granted hereunder shall lapse as provided in the applicable Award Agreement. Notwithstanding the foregoing, unless otherwise expressly provided by the Committee, the period of forfeiture with respect to such Shares shall only lapse as to whole Shares.

(ii)                                  Except as provided in the foregoing clause (i), below in this clause (ii), in Section 10 or in Section 14, or as otherwise provided in the applicable Award Agreement, the Grantee shall have, in respect of the Shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the Shares and the right to receive any cash dividends currently; provided, however that, if provided in an Award Agreement, cash dividends on such Shares shall (A) be held by the Company (unsegregated as a part of its general assets) until the period of forfeiture lapses (and forfeited if the underlying Shares are forfeited), and paid over to the Grantee (without interest) as soon as practicable after such period lapses (if not forfeited), or (B) treated as may otherwise be provided in an Award Agreement. Certificates for Shares (not subject to restrictions) shall be delivered to the Grantee or his or her designee, at the request thereof, promptly after, and only after, the period of forfeiture shall lapse without forfeiture in respect of such Shares of Restricted Stock.

(iii)                               Except as otherwise provided in the applicable Award Agreement, if the Grantee has a Termination of Service by the Company and its Subsidiaries for Cause, or by the Grantee for any reason, during the applicable period of forfeiture, then (A) all Shares still subject to restriction shall thereupon, and with no further action, be forfeited by the Grantee, and (B) in the event the Grantee has paid a cash purchase price for the forfeited Shares, the Company shall pay to the Grantee as soon as practicable (and in no event more than 30 days) after such termination an amount equal to the lesser of (x) the amount paid by the Grantee (if any) for such forfeited Restricted Stock as contemplated by Section 6.1, and (y) the Fair Market Value on the date of termination of the forfeited Restricted Stock.

Notwithstanding the foregoing, cash dividends on Shares of Restricted Stock that remain subject to potential forfeiture due to failure to meet performance-based conditions (i.e., conditions other than the continued service or employment of the Grantee through a certain date) must be retained by, or repaid by the Grantee to, the Company; provided that, to the extent provided for in the applicable Award Agreement or by the Committee, an amount equal to such cash dividends retained or repaid by the Grantee may be paid to the Grantee upon the lapsing of such performance-based conditions with respect to such shares.

7.                                      PROVISIONS APPLICABLE TO PHANTOM SHARES

7.1                               Grant of Phantom Shares.

Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Phantom Shares to Eligible Persons and (ii) determine or impose other conditions to the grant of Phantom Shares under the Plan as it may deem appropriate.

7.2                               Term.

The Committee may provide in an Award Agreement that any particular Phantom Share shall expire at the end of a specified term.

7.3                               Vesting.

Phantom Shares shall vest as provided in the applicable Award Agreement.

7.4                               Settlement of Phantom Shares.

(a)                                 Each vested and outstanding Phantom Share shall be settled by the transfer to the Grantee of one Share; provided that the Committee at the time of grant may provide that a Phantom Share may be settled (i) in cash at the applicable Phantom Share Value or (ii) in cash or by transfer of Shares as elected by the Grantee in accordance with procedures established by the Committee (taking into account, without limitation, Section 409A of the Code, as the Committee may deem appropriate).

(b)                                 Phantom Shares shall be settled with a single-sum payment by the Company; provided that, with respect to Phantom Shares of a Grantee which have a common Settlement Date, the Committee may permit the Grantee to elect in accordance with procedures established by the Committee (taking into account, without limitation, Section 409A of the Code, as the Committee may deem appropriate) to receive installment payments over a period not to exceed 10 years.

(c)                                  Unless otherwise provided in the applicable Award Agreement, the “Settlement Date” with respect to a Phantom Share is as soon as practicable after (but not later than the first day of the month to follow) the date on which the Phantom Share vests; provided that a Grantee may elect, in accordance with procedures to be established by the Committee, that such Settlement Date will be deferred as elected by the Grantee to as soon as practicable after (but not later than the first day of the month to follow) the Grantee’s Termination of Service, or such other time as may be permitted by the Committee. Unless otherwise determined by the Committee, elections under this Section 7.4(c)(i) must, except as may otherwise be permitted under the rules applicable under Section 409A of the Code, (A) be effective at least one year after they are made, or, in the case of payments to commence at a specific time, be made at least one year before the first scheduled payment and (B) defer the commencement of distributions for at least five years.

(i)                                     Notwithstanding Section 7.4(c)(i), the Committee may provide that distributions of Phantom Shares can be elected at any time in those cases in which the Phantom Share Value is determined by reference to Fair Market Value to the extent in excess of a base value, rather than by reference to unreduced Fair Market Value.

(ii)                                  Notwithstanding the foregoing, the Settlement Date, if not earlier pursuant to this Section 7.4(c), is the date of the Grantee’s death.

(d)                                 Notwithstanding the other provisions of this Section 7, in the event of a Change in Control, the Settlement Date shall be the date of such Change in Control and all amounts due with respect to Phantom Shares to a Grantee hereunder shall be paid as soon as practicable (but in no event more than 30 days) after such Change in Control, unless such Grantee elects otherwise in accordance with procedures established by the Committee.

(e)                                  Notwithstanding any other provision of the Plan, a Grantee may receive any amounts to be paid in installments as provided in Section 7.4(b) or deferred by the Grantee as provided in Section 7.4(c) in the event of an “Unforeseeable Emergency.” For these purposes, an “Unforeseeable Emergency,” as determined by the Committee in its sole discretion, is a severe financial hardship to the Grantee resulting from a sudden and unexpected illness or accident of the Grantee or “dependent,” as defined in Section 152(a) of the Code, of the Grantee, loss of the Grantee’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Grantee. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:

(i)                                     through reimbursement or compensation by insurance or otherwise,

(ii)                                  by liquidation of the Grantee’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

(iii)                               by future cessation of the making of additional deferrals under Section 7.4 (b) and (c).

Without limitation, the need to send a Grantee’s child to college or the desire to purchase a home shall not constitute an Unforeseeable Emergency. Distributions of amounts because of an Unforeseeable Emergency shall be permitted to the extent reasonably needed to satisfy the emergency need.

7.5                               Other Phantom Share Provisions.

(a)                                 Rights to payments with respect to Phantom Shares granted under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, levy, execution, or other legal or equitable process, either voluntary or involuntary; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish, or levy or execute on any right to payments or other benefits payable hereunder, shall be void.

(b)                                 A Grantee may designate in writing, on forms to be prescribed by the Committee, a beneficiary or beneficiaries to receive any payments payable after his or her death and may amend or revoke such designation at any time. If no beneficiary designation is in effect at the time of a Grantee’s death, payments hereunder shall be made to the Grantee’s estate. If a Grantee with a vested Phantom Share dies, such Phantom Share shall be settled and the Phantom Share Value in respect of such Phantom Shares paid, and any payments deferred pursuant to an election under Section 7.4(c) shall be accelerated and paid, as soon as practicable (but no later than 60 days) after the date of death to such Grantee’s beneficiary or estate, as applicable.

(c)                                  The Committee may establish a program under which distributions with respect to Phantom Shares may be deferred for periods in addition to those otherwise contemplated by foregoing provisions of this Section 7. Such program may include, without limitation, provisions for the crediting of earnings and losses on unpaid amounts, and, if permitted by the Committee, provisions under which Participants may select from among hypothetical investment alternatives for such deferred amounts in accordance with procedures established by the Committee.

(d)                                 Notwithstanding any other provision of this Section 7, any fractional Phantom Share will be paid out in cash at the Phantom Share Value as of the Settlement Date.

(e)                                  No Phantom Share shall be construed to give any Grantee any rights with respect to Shares or any ownership interest in the Company. Except as may be provided in accordance with Section 8, no provision of the Plan shall be interpreted to confer upon any Grantee any voting, dividend or derivative or other similar rights with respect to any Phantom Share.

7.6                               Claims Procedures.

(a)                                 To the extent that the Plan is determined by the Committee to be subject to the Employee Retirement Income Security Act of 1974, as amended, the Grantee, or his beneficiary hereunder or authorized representative, may file a claim for payments with respect to Phantom Shares under the Plan by written communication to the Committee or its designee. A claim is not considered filed until such communication is actually received. Within 90 days (or, if special circumstances require an extension of time for processing, 180 days, in which case notice of such special circumstances should be provided within the initial 90-day period) after the filing of the claim, the Committee will either:

(i)                                     approve the claim and take appropriate steps for satisfaction of the claim; or

(ii)                                  if the claim is wholly or partially denied, advise the claimant of such denial by furnishing to him a written notice of such denial setting forth (A) the specific reason or reasons for the denial; (B) specific reference to pertinent provisions of the Plan on which the denial is based and, if the denial is based in whole or in part on any rule of construction or interpretation adopted by the Committee, a reference to such rule, a copy of which shall be provided to the claimant; (C) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of the reasons why such material or information is necessary; and (D) a reference to this Section 7.6 as the provision setting forth the claims procedure under the Plan.

(b)                                 The claimant may request a review of any denial of his claim by written application to the Committee within 60 days after receipt of the notice of denial of such claim. Within 60 days (or, if special circumstances require an extension of time for processing, 120 days, in which case notice of such special circumstances should be provided within the initial 60-day period) after receipt of written application for review, the Committee will provide the claimant with its decision in writing, including, if the claimant’s claim is not approved, specific reasons for the decision and specific references to the Plan provisions on which the decision is based.

8.                                      PROVISIONS APPLICABLE TO DIVIDEND EQUIVALENT RIGHTS

8.1                               Grant of Dividend Equivalent Rights.

Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the Award Agreements, authorize the granting of Dividend Equivalent Rights to Eligible Persons based on the regular cash dividends declared on Common Stock, to be credited as of the dividend payment dates, during the period between the date an Award is granted, and the date such Award is exercised, vests or expires, as determined by the Committee; provided, however, that in no event may a Dividend Equivalent Right be granted in connection with an Option or a Stock Appreciation Right. Such Dividend Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitation as may be determined by the Committee. If a Dividend Equivalent Right is granted in respect of an Award hereunder (other than an Option or Stock Appreciation Right), then, unless otherwise stated in the Award Agreement, in no event shall the Dividend Equivalent Right be in effect for a period beyond the time during which the applicable portion of the underlying Award is in effect.

8.2                               Certain Terms.

(a)                                 The term of a Dividend Equivalent Right shall be set by the Committee in its discretion.

(b)                                 Unless otherwise determined by the Committee, except as contemplated by Section 8.4, a Dividend Equivalent Right is exercisable or payable only while the Participant is an Eligible Person.

(c)                                  Payment of the amount determined in accordance with Section 8.1 shall be in cash, in Common Stock or a combination of the both, as determined by the Committee.

(d)                                 The Committee may impose such employment-related conditions on the grant of a Dividend Equivalent Right as it deems appropriate in its discretion.

(e)                                  A Dividend Equivalent Right granted with respect to an Award subject to performance-based vesting, or forfeiture based on the failure to meet performance-based conditions (i.e., conditions other than the continued service or employment of the Grantee through a certain date), may not be exercisable or payable unless and until the performance-based conditions have been met.

8.3                               Other Types of Dividend Equivalent Rights.

The Committee may establish a program under which Dividend Equivalent Rights of a type whether or not described in the foregoing provisions of this Section 8 may be granted to Participants. For example, and without limitation, the Committee may grant a dividend equivalent right with respect to a Phantom Share, which right would consist of the right (subject to Section 8.4) to receive a cash payment in an amount equal to the dividend distributions paid on a Share from time to time.

8.4                               Deferral.

The Committee may establish a program (taking into account, without limitation, the possible application of Section 409A of the Code, as the Committee may deem appropriate) under which Participants (i) will have Phantom Shares credited, subject to the terms of Sections 7.4 and 7.5 as though directly applicable with respect thereto, upon the granting of Dividend Equivalent Rights, or (ii) will have payments with respect to Dividend Equivalent Rights deferred. In the case of the foregoing clause (ii), such program may include, without limitation, provisions for the crediting of earnings and losses on unpaid amounts, and, if permitted by the Committee, provisions under which Participants may select from among hypothetical investment alternatives for such deferred amounts in accordance with procedures established by the Committee.

9.                                      OTHER EQUITY-BASED AWARDS

The Committee shall have the right (i) to grant other Awards based upon the Common Stock having such terms and conditions as the Committee may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of convertible preferred shares, convertible debentures and other exchangeable or redeemable securities or equity interests, and the grant of stock appreciation rights, (ii) to grant limited-partnership or any other membership or ownership interests (which may be expressed as units or otherwise) in a Subsidiary or operating or other partnership (or other affiliate of the Company), with any Shares being issued in connection with the conversion of (or other distribution on account of) an interest granted under the authority of this clause (ii) to be subject, for the avoidance of doubt, to Section 4 and the other provisions of the Plan, and (iii) to grant Awards valued by reference to book value, fair value or performance parameters relative to the Company or any Subsidiary or group of Subsidiaries. Notwithstanding the foregoing, any cash dividends or distributions otherwise payable pursuant to an Award granted pursuant to this Section 9 that remains subject to performance-based vesting, or forfeiture based on the failure to meet performance-based conditions (i.e., conditions other than the continued service or employment of the Grantee through a certain date), must be retained by, or repaid by the Grantee to, the Company or the applicable entity granting the Award; provided that, to the extent provided for in the applicable Award Agreement or by the Committee, an amount equal to such cash dividends or distributions retained or repaid by the Grantee may be paid to the Grantee upon the satisfaction or lapsing of such performance-based conditions with respect to such Award.

10.                               PERFORMANCE GOALS

The Committee, in its discretion, (i) may establish one or more performance goals as a precondition to the issuance or vesting of Awards, and (ii) may provide, in connection with the establishment of the performance goals, for predetermined Awards to those Participants (who continue to meet all applicable eligibility requirements) with respect to whom the applicable performance goals are satisfied. In the case of any grant intended to qualify as performance based compensation under Section 162(m) of the Code (including, for these purposes, grants constituting performance based compensation, as determined without regard to certain shareholder approval and disclosure requirements by virtue of an applicable transition rule), the Committee (i) may use one or a combination of the performance goals set forth in this Section 10; and (ii) may establish other goals (with shareholder approval of other types of goals) intended to be performance goals as contemplated by Section 162(m) of the Code and the regulations thereunder. Performance-Based Awards intended to qualify as “performance based” compensation under Section 162(m) of the Code, may be payable upon the attainment of objective performance goals that are established by the Committee and relate to one or more Performance Criteria, in each case on specified date or over any period, up to 10 years, as determined by the Committee. Performance Criteria may (but need not) be based on the achievement of the specified levels of performance under one or more of the measures set out below relative to the performance of one or more other corporations or indices. Performance Goals may be absolute amounts or percentages of amounts or may be relative to the performance of other companies or of indexes. Except as otherwise expressly provided, all financial terms are used as defined under Generally Accepted Accounting Principles (“GAAP”) and all determinations shall be made in accordance with GAAP, as applied by the Company in the preparation of its periodic reports to shareholders. To the extent permitted by Section 162(m) of the Code, unless the Committee provides otherwise at the time of establishing the Performance Goals, for each fiscal year of the Company, the Committee may provide for objectively determinable adjustments, as determined in accordance with GAAP, to any of the Performance Criteria described above for one or more of the items of gain, loss, profit or expense: (A) determined to be extraordinary or unusual in nature or infrequent in occurrence, (B) related to the disposal of a segment of a business, (C) related to a change in accounting principle under GAAP, (D) related to discontinued operations that do not qualify as a segment of a business under GAAP, and (E) attributable to the business operations of any entity acquired by the Company during the fiscal year.

11.                               TAX WITHHOLDING

11.1                        In General.

The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding determined by the Committee to be required by law. Without limiting the generality of the foregoing, the Committee may, in its discretion, require the Participant to pay to the Company at such time as the Committee determines the amount that the Committee deems necessary to satisfy the Company’s obligation to withhold federal, state or local income or other taxes incurred by reason of (i) the exercise of any Option, (ii) the lapsing of any restrictions applicable to any Restricted Stock, (iii) the receipt of a distribution in respect of Phantom Shares or Dividend Equivalent Rights or (iv) any other applicable income-recognition event (for example, an election under Section 83(b) of the Code).

11.2                        Share Withholding.

(a)                                 Upon exercise of an Option, the Optionee may, if approved by the Committee in its discretion, make a written election to have Shares then issued withheld by the Company from the Shares otherwise to be received, or to deliver previously owned Shares, in order to satisfy the liability for the minimum withholding taxes due. Alternatively, if so provided in an Award Agreement, the Committee may require the Optionee to satisfy such liability by having Shares then issued withheld by the Company from the Shares otherwise to be received, or require the Optionee to do so, subject to the Optionee’s ability to elect to satisfy such liability in cash. In the event that the Optionee is to satisfy such liability in Shares, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable minimum withholding taxes. Where the exercise of an Option does not give rise to an obligation by the Company to withhold federal, state or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Committee may, in its discretion, make such arrangements and impose such requirements as it deems necessary or appropriate.

(b)                                 Upon lapsing of restrictions on Restricted Stock (or other income-recognition event), the Grantee may, if approved by the Committee in its discretion, make a written election to have Shares withheld by the Company from the Shares otherwise to be released from restriction, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the liability for the minimum withholding taxes due. Alternatively, if so provided in an Award Agreement, the Committee may require the Grantee to satisfy such liability by having Shares withheld by the Company from the Shares otherwise to be released from restriction, or require the Grantee to do so, subject to the Grantee’s ability to elect to satisfy such liability in cash. In the event that the Grantee is to satisfy such liability in Shares, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of the lapsing of restrictions (or other income-recognition event) sufficient to satisfy the applicable minimum withholding taxes.

(c)                                  Upon the making of a distribution in respect of Phantom Shares or Dividend Equivalent Rights, the Grantee may, if approved by the Committee in its discretion, make a written election to have amounts (which may include Shares) withheld by the Company from the distribution otherwise to be made, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the liability for the minimum withholding taxes due. Alternatively, if so provided in an Award Agreement, the Committee may require the Grantee to satisfy such liability by having Shares withheld by the Company from the distribution otherwise to be made, or require the Grantee to do so, subject to the Grantee’s ability to elect to satisfy such liability in cash. In the event that the Grantee is to satisfy such liability in Shares, any Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of distribution sufficient to satisfy the applicable minimum withholding taxes.

(d)                                 Upon the occurrence of any other income-recognition event with respect to an Award granted under the Plan that occurs upon or concurrently with the issuance or vesting of, or lapsing of restrictions on, Common Stock, the Grantee may, if approved by the Committee in its discretion, make a written election to have Shares withheld by the Company from the Shares otherwise to be issued, vested or released from restriction, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the liability for the minimum withholding taxes due. Alternatively, if so provided in an Award Agreement, the Committee may require the Grantee to satisfy such liability by having Shares withheld by the Company from the Shares otherwise to be issued, vested or released from restriction, or require the Grantee to do so, subject to the Grantee’s ability to elect to satisfy such liability in cash. In the event that the Grantee is to satisfy such liability in Shares, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of such income-recognition event sufficient to satisfy the applicable minimum withholding taxes.

(e)                                  For purposes of determining the number of Shares to be withheld or delivered to satisfy the applicable minimum withholding taxes pursuant to Section 11.2 of the Plan, the Fair Market Value of the Shares shall be calculated in the same manner as the Shares are valued for purposes of determining the amount of withholding taxes due.

11.3                        Withholding Required.

Notwithstanding anything contained in the Plan or the Award Agreement to the contrary, the Participant’s satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Shares to the Participant and to the release of any restrictions as may otherwise be provided hereunder, as applicable; and the applicable Option, Restricted Stock, Phantom Shares, Dividend Equivalent Rights or other Award shall be forfeited upon the failure of the Participant to satisfy such requirements with respect to, as applicable, (i) the exercise of the Option, (ii) the lapsing of restrictions on the Restricted Stock (or other income-recognition event), (iii) distributions in respect of any Phantom Share or Dividend Equivalent Right or (iv) any other income-recognition event with respect an Award granted under the Plan.

12.                               REGULATIONS AND APPROVALS

(a)                                 The obligation of the Company to sell Shares with respect to an Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(b)                                 The Committee may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to an Award.

(c)                                  Each grant of Options, Restricted Stock, Phantom Shares (or issuance of Shares in respect thereof) or Dividend Equivalent Rights (or issuance of Shares in respect thereof), or other Award under Section 9 (or issuance of Shares in respect thereof), is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Options, Shares of Restricted Stock, Phantom Shares, Dividend Equivalent Rights, other Awards or other Shares, no payment shall be made, or Phantom Shares or Shares issued or grant of Restricted Stock or other Award made, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Committee.

(d)                                 In the event that the disposition of stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that such Shares are acquired for investment only and not with a view to distribution and that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

(e)                                  Notwithstanding any other provision of the Plan, the Company shall not be required to take or permit any action under the Plan or any Award Agreement which, in the good-faith determination of the Company, would result in a material risk of a violation by the Company of Section 13(k) of the Exchange Act.

13.                               INTERPRETATION AND AMENDMENTS; OTHER RULES

The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. Without limiting the generality of the foregoing, the Committee may (i) determine the extent, if any, to which Options, Phantom Shares or Shares (whether or not Shares of Restricted Stock) or Dividend Equivalent Rights shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (ii) interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that the Committee’s interpretation shall not be entitled to deference on and after a Change in Control except to the extent that such interpretations are made exclusively by members of the Committee who are individuals who served as Committee members before the Change in Control; and (iii) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Committee, except as provided in clause (ii) of the foregoing sentence, shall be final and binding upon all persons. The Committee may, in its discretion, delegate the authority and responsibility to act pursuant to the Plan with respect to ministerial administrative matters, which actions shall at all times be subject to the supervision of the Committee, and the actions of such a delegee in accordance with the foregoing shall be considered the actions of the Committee hereunder. Unless otherwise expressly provided hereunder, the Committee, with respect to any grant, may exercise its discretion hereunder at the time of the Award or thereafter. The Board may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to an Award previously granted unless such amendments are required in order to comply with applicable laws; provided, however, that the Plan may not be amended without shareholder approval in any case in which amendment in the absence of shareholder approval would cause the Plan to fail to comply with any applicable legal requirement or applicable exchange or similar rule. Except as provided in Section 14(a) or (f), without prior stockholder approval, in no event may the Board exercise its discretion to reduce the Option Price of outstanding Options or Stock Appreciation Rights or cancel, exchange, substitute, buyout or surrender outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an Option Price that is less than the Option Price of the original Options or Stock Appreciation Rights.

14.                               CHANGES IN CAPITAL STRUCTURE

(a)                                 If (i) the Company or its Subsidiaries shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or its Subsidiaries or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company or its Subsidiaries, or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Awards, then:

(x)                                 the maximum aggregate number of Shares which may be made subject to Options and Dividend Equivalent Rights under the Plan, the maximum aggregate number and kind of Shares of Restricted Stock that may be granted under the Plan, the maximum aggregate number of Phantom Shares and other Awards which may be granted under the Plan, shall be appropriately adjusted by the Committee; and

(y)                                 with respect to Awards issued under the Plan, the Committee shall take any such action as shall be necessary to maintain each Participants’ rights hereunder (including under their Award Agreements) with respect to Options, Phantom Shares and Dividend Equivalent Rights (and, as appropriate, other Awards under Section 9), so that they are substantially proportionate to the rights existing in such Options, Phantom Shares and Dividend Equivalent Rights (and other Awards under Section 9) prior to such event, including, without limitation, adjustments in (A) the number of Options, Phantom Shares and Dividend Equivalent Rights (and other Awards under Section 9) granted, (B) the number and kind of shares or other property to be distributed in respect of Options, Phantom Shares and Dividend Equivalent Rights (and other Awards under Section 9 as applicable), (C) the Option Price and Phantom Share Value, and (D) performance-based criteria established in connection with Awards; provided that, the foregoing clause (D) shall also be applied in the case of any event relating to a Subsidiary if the event would have been covered under this Section 14(a) had the event related to the Company. For purposes of clause (x) and this clause (y), the manner in which any of the above described adjustments are made shall in all events be subject to approval of the Committee.

To the extent that such action shall include an increase or decrease in the number of Shares (or units of other property then available) subject to all outstanding Awards, the number of Shares (or units) available under Section 4 shall be increased or decreased, as the case may be, proportionately, as may be determined by the Committee.

(b)                                 Any Shares or other securities distributed to a Grantee with respect to Restricted Stock or otherwise issued in substitution of Restricted Stock shall be subject to the restrictions and requirements imposed by Section 6, including depositing the certificates therefor with the Company together with a stock power and bearing a legend as provided in Section 6.2(a).

(c)                                  If the Company shall be consolidated or merged with another corporation or other entity, each Grantee who has received Restricted Stock that is then subject to restrictions imposed by Section 6.3(a) may be required to deposit with the successor corporation the certificates, if any, for the stock or securities or the other property that the Grantee is entitled to receive by reason of ownership of Restricted Stock in a manner consistent with Section 6.2(b), and such stock, securities or other property shall become subject to the restrictions and requirements imposed by Section 6.3(a), and the certificates therefor or other evidence thereof shall bear a legend similar in form and substance to the legend set forth in Section 6.2(a).

(d)                                 If a Change in Control shall occur, then the Committee, as constituted immediately before the Change in Control, may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the Change in Control, provided that the Committee determines that such adjustments do not have an adverse economic impact on the Participant as determined at the time of the adjustments.

(e)                                  The judgment of the Committee with respect to any matter referred to in this Section 14 shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

(f)                                   Upon the effective time of a Sale Event, with respect to Awards granted on or after December 9, 2009, at the election of the Committee, either (i) (A) such Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event, (B) all such other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, (C) all such Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Committee’s discretion (to the extent not provided for in the Award) and (D) all such outstanding Awards shall terminate or (ii) such Awards shall be assumed by the successor entity and continue with appropriate adjustment pursuant to Section 14(a) above. In the event of the termination of Awards pursuant to clause (i) of the prior sentence, (i) the Company shall have the option (in its sole discretion) to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Common Stock subject to outstanding Options and

Stock Appreciation Rights (to the extent then exercisable (after taking into account any acceleration hereunder) at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights; or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Committee, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee effective as of the effective time of such Sale Event. For purposes of the Plan, (i) “Sale Event” shall mean (A) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (B) a merger, reorganization or consolidation in which the outstanding shares of Common Stock are converted into or exchanged for securities of the successor entity and the voting securities of the Company outstanding immediately prior to such merger, reorganization or consolidation would represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the total voting power of the voting securities of the surviving entity outstanding immediately after such merger, reorganization or consolidation or cease to have the power to elect at least a majority of the board of directors or other governing body of such surviving entity, or (C) the sale of all of the Common Stock of the Company to an unrelated person or entity and (ii) “Sale Price” shall mean the value as determined by the Committee of the consideration payable, or otherwise to be received by stockholders, per share of Common Stock pursuant to a Sale Event.

15.                               MISCELLANEOUS

15.1                        No Rights to Employment or Other Service.

Nothing in the Plan or in any grant made pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries and its shareholders to terminate the individual’s employment or other service at any time.

15.2                        Right of First Refusal; Right of Repurchase.

At the time of grant, the Committee may provide in connection with any grant made under the Plan that Shares received hereunder shall be subject to a right of first refusal pursuant to which the Company shall be entitled to purchase such Shares in the event of a prospective sale of the Shares, subject to such terms and conditions as the Committee may specify at the time of grant or (if permitted by the Award Agreement) thereafter, and to a right of repurchase, pursuant to which the Company shall be entitled to purchase such Shares at a price determined by, or under a formula set by, the Committee at the time of grant or (if permitted by the Award Agreement) thereafter.

15.3                        No Fiduciary Relationship.

Nothing contained in the Plan (including without limitation Sections 7.5(c) and 8.4), and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company or its Subsidiaries, or their officers or the Committee, on the one hand, and the Participant, the Company, its Subsidiaries or any other person or entity, on the other.

15.4                        No Fund Created.

Any and all payments hereunder to any Participant under the Plan shall be made from the general funds of the Company (or, if applicable, a Participating Company), no special or separate fund shall be established or other segregation of assets made to assure such payments, and the Phantom Shares (including for purposes of this Section 15.4 any accounts established to facilitate the implementation of Section 7.4(c)) and any other similar devices issued hereunder to account for Plan obligations do not constitute Common Stock and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The obligations of the Company under the Plan are unsecured and constitute a mere promise by the Company to make benefit payments in the future and, to the extent that any person acquires a right to receive payments under the Plan from the Company, such right shall be no greater than the right of a general unsecured creditor of the Company. (If any affiliate of the Company is or is made responsible with respect to any Awards, the foregoing sentence shall apply with respect to such affiliate.) Without limiting the foregoing, Phantom Shares and any other similar devices issued hereunder to account for Plan obligations are solely a device for the measurement and determination of the amounts to be paid to a Grantee under the Plan, and each Grantee’s right in the Phantom Shares and any such other devices is limited to the right to receive payment, if any, as may herein be provided.

15.5                        Notices.

All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Participant, shall be delivered personally, sent by facsimile transmission or mailed to the Participant at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 15.5.

15.6                        Exculpation and Indemnification.

The Company shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, to the maximum extent permitted by law.

15.7                        Captions.

The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

15.8                        Governing Law.

THE PLAN SHALL BE GOVERNED BY THE LAWS OF MARYLAND WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.